     Exhibit 99.1
NEWS
Republic Contacts:
Media Inquiries: Will Flower (480) 718-6565
Investor Inquiries: Ed Lang (480) 627-7128
REPUBLIC SERVICES, INC. ANNOUNCES REDEMPTION OF
7.25% SENIOR NOTES DUE 2015
PHOENIX—March 1, 2010— Republic Services, Inc. (NYSE: RSG) announced today that it has notified the registered holders of its 7.25% Senior Notes due 2015 (the “Notes”) that it will redeem all of the Notes outstanding on March 31, 2010 (the “Redemption Date”). The Notes will be redeemed at a price equal to 103.625% of the principal amount of the Notes, plus accrued and unpaid interest up to, but not including, the Redemption Date. Payment of the redemption price will be made by U.S. Bank National Association, the trustee under the indenture governing the Notes, on the Redemption Date upon presentation and surrender of the Notes as set forth in the redemption notice. The company intends to use incremental borrowings under its revolving credit facility and cash on hand to fund the redemption. The company expects to incur a charge upon extinguishment of the Notes of approximately $82 million, of which $22 million is the cash premium. This charge will be reflected in its first quarter 2010 financial results.
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States and Puerto Rico. The Company’s various operating units, including collection companies, transfer stations recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services web site at www.republicservices.com.
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